Exhibit 4.1

PARAGON COMMERCIAL BANK
3535 Glenwood Avenue, Raleigh, North Carolina 27612

Loan #3866
COMMERCIAL NOTE

Loan Officer	JST	/s/ John S. Towles
John S. Towles, Senior Vice President

Date: February 20, 2008	Borrower: Smart Online, Inc.

Loan Amount: $2,470,000.00	☒ Revolving Line of Credit

FOR VALUE RECEIVED, the undersigned, promise(s) to pay to PARAGON COMMERCIAL BANK (“Bank”), or order, the sum of Two Million Four Hundred Seventy Thousand and 00/100 Dollars ($2,470,000.00) or so much as shall have been disbursed from time to time and remains unpaid, including or together with interest at the rate and payable in the manner hereinafter stated. Principal and interest shall be payable at Bank at the address indicated above, or such other place as the holder of this Note may designate.

INTEREST RATE
All payments made on this Note will be applied first to accrued interest and then to principal. Interest will accrue on the unpaid principal balance at the rate set forth below until maturity and will accrue on any unpaid past due interest before maturity and on any unpaid balance after maturity as set forth on the reverse side of this Note.
Interest payable on this Note will be at the per annum rate of:

 ☒  Wall Street Journal Prime minus one half percent variable.

As used in this Note “Wall Street Journal Prime” shall mean the prime rate most recently published in the “Money Rates” section specified in the Eastern Edition of the Wall Street Journal; provided that if more than one such “Prime Rate” is published, the higher of such rate shall be applicable. The term “One Year Treasury Bill” shall mean the annualized interest rate for treasury bills (one year), most recently reported by the Federal Reserve Board on a weekly-average basis, which yield is adjusted for a constant maturity. The term “Three Year Treasury Bill” shall mean the annualized interest rate for treasury notes (three year), most recently reported by the Federal Reserve Board on a weekly-average basis, which yield is adjusted for a constant maturity. The term “Five Year Treasury Bill” shall mean the annualized interest rate for treasury notes (five year), most recently reported by the Federal Reserve Board on a weekly-average basis, which yield is adjusted for a constant maturity. As used in this Note, the term “LIBOR (1 Month)” and/or “LIBOR” shall mean the London Interbank Offered Rates for one month for U.S. Dollar deposits, as most recently published in the “Money Rates” section of the Wall Street Journal on the last Tuesday of each month. If the Bank should at any time determine that it is not possible to determine LIBOR or that LIBOR is no longer available, then the Note shall continue to bear interest at the rate in effect during at the last rate reset until the LIBOR is available or determinable. The term “Libor (3 Months)” shall mean the London interbank offered rates (“LIBOR”) for three months as most recently published in the “Money Rates” section of the Wall Street Journal.

Interest will be calculated on the basis of:  ☒ Actual days/360 day year

All rates except the “Fixed” rate will be subject to change without prior notice at the sole option of Bank and will be effective:
☒ As of the date the base rate (Prime or Treasury Bill) changes

Effect of Variable Rate: A change in the interest rate will have the following effect on the payments:

☒ The amount of each scheduled payment and the final payment will change.

PRINCIPAL PAYMENT TERMS
Principal (and interest if indicated under Interest Payment Terms below) shall be payable as follows:

☒ Payable in one single payment on February 19, 2009 (herein referred to as “Maturity”).

INTEREST PAYMENT TERMS
Interest shall be payable in arrears, as follows:

☒ Payable monthly beginning March 10, 2008 and consecutively on the same calendar day of each such calendar period thereafter.

ADVANCES
☐ See Advance Addendum (Exhibit A) attached hereto and made a part hereof for an explanation of the line of credit advance terms and conditions.

LATE CHARGE
If any scheduled payment is in default 15 days or more (unless interest on this Note is payable in advance, in which case such period shall be 30 days or more), Obligors agree to pay a late charge equal to 4% of the amount of the payment that is in default, but not more than maximum amount allowed by applicable law.

PREPAYMENT
☒ This Note may be prepaid in whole or in part any time without premium.

For partial prepayments, the Bank may, in its sole discretion, apply the prepayment to principal and recalculate the installment payment amount so that equal payments of principal and interest will cause this Promissory Note to be paid in full with the same Maturity date (set forth above). If the Bank decides not to recalculate the installment payment amount, then such prepayment will be applied to the most remote installment then unpaid and shall not otherwise reduce the installment payments coming due prior thereto.

COLLATERAL
☒ SECURED. This Note is secured by collateral described in the following security instruments:

☒	Letter of Credit dated February 19, 2008 securing Paragon Commercial Bank as beneficiary the sum of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00)

1)
At maturity of this Note, or upon default, Bank is authorized and empowered to apply to the payment hereof, any and all money deposited in Bank in the name of or to the credit of each party, without advance notice, and is authorized to offset any obligation of Bank to any party to the payment hereof.

Collateral securing other loans of each party with Bank may also secure this loan and this loan.

SIGNATURES
The undersigned party is liable for the payment of this Note and has subscribed its name hereto. The provisions printed below are a part of this Note. The provisions of this Note are binding on the heirs, executors, administrators, successors and assigns of the party and shall inure to the benefit of the holder, its successors and assigns. This Note is executed under the seal of the party.

Smart Online, Inc.

By:	/s/ David Colburn	(SEAL)
David Colburn, President

By:	/s/ Nicholas Sinigaglia	(SEAL)
Nicholas Sinigaglia, Chief Financial Officer

Additional Terms and Provisions of Note

DEFAULT. Any of the following shall constitute an event of default: (1) the failure to make when due any payment described herein, whether of principal, interest, or otherwise; (2) the dissolution or termination of existence of the borrower, or any merger, consolidation or other transaction pursuant to which persons or entities owning on the date hereof, voting shares of the borrower, singly or in the aggregate, of 50% or more of the voting shares (3) the application for the appointment of a receiver for any party or the filing of a petition under any provisions of the Bankruptcy Code or Act by or against any party or any assignment for the benefit of creditors by or against any party; (4) the failure of the borrower to furnish from time to time, at Bank’s reasonable request, financial information requested with respect to such party without undue delay; (5) a determination by Bank that it deems itself insecure or that a material adverse change in the financial condition of the borrower has occurred since the date hereof; (6) the failure of the borrower to perform any other obligation to Bank; (7) the termination of the letter of credit referenced to above.
LATE CHARGES, EXPENSES AND ACCELERATION. The borrower agrees to pay any late charges permitted by applicable law that Bank may, in its discretion, charge for late payments. If this Note is not paid in full whenever it becomes due and payable, each party agrees to pay all costs and expenses of collection, including a reasonable attorney’s fee up to the amount of fifteen (15) percent of the then outstanding balance. Upon the occurrence of an event of default, the entire unpaid balance of this Note shall, at the option of Bank, become immediately due and payable, without notice or demand. Failure to exercise the option to accelerate shall not constitute a waiver of the right to exercise same in the event of any subsequent default.
INTEREST. Upon the nonpayment of any payment of interest described herein, the Bank, at its option and without accelerating this Note, may accrue interest on such unpaid interest at the rate(s) applicable hereunder from time to time until maturity of this Note. After maturity of this Note, whether by acceleration or otherwise, interest will accrue on the unpaid principal of this Note and any accrued but unpaid interest shall bear interest at the lesser of (i) the highest contract rate, if any, permitted by applicable law (ii) a rate per annum equal to 2% per annum above the contract interest rate payable immediately prior to maturity. Such interest rate shall apply both before and after any judgment hereon.
WAIVER. The borrower waives presentment, demand, protest and notice of dishonor, waives any rights which they may have to require Bank to proceed against any other person or property, agrees that without notice to any party and without affecting the borrower’s liability, Bank, at any time or times, may grant extensions of the time for payment or other indulgences to any party or permit the renewal, amendment or modification of this Note, the Loan Agreement or any security instrument(s), or permit the substitution, exchange or release of any security for this Note and may add or release any party primarily or secondarily liable, and agrees that Bank may apply all moneys made available to it from any part of the proceeds from the disposition of any security for this Note either to this Note or to any other obligation of any of the parties to Bank, as Bank may elect from time to time.
PARTIES. The signatory of this Note is herein sometimes referred to as “Party” or as “Borrower” and agrees to be liable hereunder. This Note shall apply to and bind the borrower’s, successors and assigns. All references in this Note to Bank shall include the holder hereof and this Note shall inure to the benefit of any holder, its successors and assigns.
PARTIES DUE DILIGENCE. The undersigned acknowledges and represent that it has relied upon its own due diligence in making their own independent evaluations of the purposes for which the proceeds of this Note will be used and of the business affairs and financial condition of the borrower, and it will continue to be responsible for making its own appraisals of such matters. The undersigned has not relied upon and will not hereafter rely upon Bank for such information for such appraisal or other assessment or review and, further, will not rely upon any such information which may now or hereafter be prepared by Bank.
CREDIT INVESTIGATION. The Bank is authorized to investigate from time to time the credit of the borrower and to answer questions relating to the Bank’s credit experience with the borrower.

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